Exhibit 99.1

February 2, 2021, US; February 3 2021, Australia

Amcor reports first half results and raises outlook for fiscal 2021
Highlights - Six Months Ended December 31, 2020
•GAAP Net Income of $417 million, up 65%; GAAP earnings per share (EPS) of 26.5 cents per share, up 71%;
•Adjusted EPS of 33.3 cents per share, up 16% in constant currency terms;
•Adjusted EBIT of $743 million, up 8% in constant currency terms;
•$35 million Bemis cost synergies in H1; expect approximately $70 million (previously $50-$70 million) in FY21;
•A further $200 million of share repurchases approved bringing the total announced in fiscal 2021 to $350 million;
•Quarterly dividend higher than last year at 11.75 cents per share; and
•Fiscal 2021 outlook for adjusted EPS growth raised to 10-14% in constant currency terms (previously 7-12%).

Strong First Half and Increased Guidance and Shareholder Returns for Fiscal 2021
Amcor’s CEO Ron Delia said: “Amcor delivered strong financial results ahead of our expectations for the first half and we have raised the outlook for the full year as our teams continue to demonstrate resilience and outstanding execution."

"Sales growth of 3% was balanced across our businesses and regions, cost performance has been strong and synergies from the Bemis acquisition are running ahead of schedule. We have built momentum in both operating segments resulting in Adjusted EBIT growth of 9% in Flexibles and 10% in Rigid Packaging in constant currency terms. That momentum translates into higher expectations for the full year with Adjusted EPS growth now forecast at 10-14% in constant currency terms as well as an increased dividend and additional share repurchases.”

“Amcor’s investment case remains as strong as ever. We are well positioned to continue generating growth from attractive consumer and healthcare end markets, our leadership and scale in emerging markets and our extensive innovation capabilities. With annual free cash flow of more than $1 billion, we have substantial capacity to create value for shareholders by reinvesting in the business, pursuing acquisitions, and returning capital through a compelling and growing dividend and share repurchases.”

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Key Financials(1)

			Half Year Ended December 31,
GAAP results			2019 $ million	2020 $ million
Net sales			6,184	6,200
Net income			252	417
EPS (diluted US cents)			15.5	26.5

				Constant Currency ∆%
	Half Year Ended December 31,		Reported ∆%
Adjusted non-GAAP results	2019 $ million	2020 $ million
Net sales(2)	6,184	6,200	—%	3%
EBITDA	911	948	4%	5%
EBIT	699	743	6%	8%
Net income	473	522	10%	12%
EPS (diluted US cents)	29.2	33.3	14%	16%
Free cash flow	310	276	(11)%
(1) Adjusted non-GAAP results exclude items which management considers as not representative of ongoing operations. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release.
(2) Constant Currency ∆% for Net sales excludes 2% unfavorable impact from the pass through of lower raw material costs.
Note: All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up precisely to the totals provided due to rounding.

Bemis cost synergies
The Bemis business was acquired through an all-stock transaction in June 2019.
Amcor has continued to execute well against overhead, procurement and footprint initiatives and delivered approximately $35 million (pre-tax) of incremental cost synergies during the first half. Of this amount, approximately $30 million was recognized in the Flexibles segment and $5 million in Other.
As a result of this strong progress, Amcor expects to deliver incremental cost synergy benefits of approximately $70 million (pre-tax) in fiscal 2021 (previously $50 to $70 million (pre-tax)). Combined with the $80 million delivered in fiscal 2020, this will result in cumulative cost synergies of $150 million (pre-tax) by the end of fiscal 2021 and leaves the business well positioned to deliver total cost synergies of $180 million by the end of fiscal 2022.

Shareholder returns
Dividend
The Amcor Board of Directors today declared a quarterly cash dividend of 11.75 cents per share (compared with 11.5 cents per share in the same quarter last year). The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 15.21 Australian cents per share, which reflects the quarterly dividend of 11.75 cents per share converted at an AUD:USD average exchange rate of 0.7724 over the five trading days ended January 28, 2021.
The ex-dividend date will be February 23, 2021, the record date will be February 24, 2021 and the payment date will be March 16, 2021.
Share repurchases
Amcor is committed to an investment grade credit rating, maintains strong credit metrics and generates significant annual free cash flow. This provides substantial capacity to simultaneously reinvest in the business, pursue acquisitions and return cash to shareholders through a compelling and growing dividend as well as share repurchases.
The Amcor Board of Directors has approved the repurchase of a further $200 million of ordinary shares and CDIs, bringing the total approved in fiscal 2021 to $350 million.
During the first half of fiscal 2021, Amcor repurchased 6.5 million shares, resulting in a 0.4% reduction in the total number of shares issued and outstanding.

Financial results - Half Year ended December 31, 2020
Segment information

	Half Year Ended December 31, 2019				Half Year Ended December 31, 2020
Adjusted non-GAAP results(1)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)	Net sales $ million	EBIT $ million	EBIT / Sales %	EBIT / Average funds employed %(2)
Flexibles	4,846	602	12.4%		4,850	653	13.5%
Rigid Packaging	1,340	127	9.5%		1,352	134	9.9%
Other	(2)	(30)			(2)	(45)
Total Amcor	6,184	699	11.3%	13.8%	6,200	743	12.0%	14.6%
(1) Adjusted non-GAAP measures exclude items which management considers as not representative of ongoing operations. Further details related to non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP financial information” and in the tables included in this release.
(2) Average funds employed includes shareholders equity and net debt, calculated using a four quarter average and LTM adjusted EBIT.

First half net sales for the Amcor Group of $6,200 million were 3% higher than the same period last year excluding a combined unfavorable impact of currency and the pass through of lower raw material costs. Overall volumes were 3% higher than the prior period and price/mix had no material impact on net sales.

Flexibles				Constant Currency ∆%
	Half Year Ended December 31,		Reported ∆%
	2019 $ million	2020 $ million
Net sales(1)	4,846	4,850	—%	1%
Adjusted EBIT	602	653	8%	9%
Adjusted EBIT / Sales %	12.4	13.5
(1) Constant Currency ∆% for Net sales excludes a 1% unfavorable impact from the pass through of lower raw material costs.
Overall first half segment volumes were 2% higher than the same period last year. All geographic regions delivered volume growth and by end market, growth in food, pet food and beverage was partially offset by lower volumes in certain healthcare end markets driven by reduced elective surgery rates and lower prescription trends.
Volume growth and a 1% unfavorable impact from price/mix resulted in overall sales being 1% higher than the prior period excluding a net unfavorable impact of currency and the pass through of lower raw material costs.
In North America, volumes grew in the mid single digit range, mainly driven by strength in the meat, frozen food, liquid beverage, pet food and home and personal care end markets as well as specialty folding cartons. This was partly offset by lower healthcare volumes. In Europe, growth strengthened through the half year and overall low single digit volume growth was driven by higher volumes in cheese, snacks, coffee, pet food and ready meal end markets partly offset by lower confectionary, yogurt and healthcare volumes.
Flexible packaging volumes grew at mid single digit rates across the Asian emerging markets, with mid single digit and double digit growth in China and India respectively, partly offset by lower volumes in South East Asia. In Latin America overall volumes grew in the low single digit range compared with the prior period.
Adjusted EBIT for the first half of $653 million was 9% higher than the prior period in constant currency terms. This includes organic growth of 4%, primarily reflecting higher volumes and strong cost and operating performance across the business. The remaining 5% earnings growth reflects $30 million of synergy benefits related to the Bemis acquisition.
Adjusted EBIT margin of 13.5% compares with 12.4% for the prior period.

Rigid Packaging				Constant Currency ∆%
	Half Year Ended December 31,		Reported ∆%
	2019 $ million	2020 $ million
Net sales(1)	1,340	1,352	1%	10%
Adjusted EBIT	127	134	6%	10%
Adjusted EBIT / Sales %	9.5	9.9
(1) Constant Currency ∆% for Net sales excludes a 7% unfavorable impact from the pass through of lower raw material costs.
Overall first half segment volumes were 6% higher than the same period last year, with volume growth in North America partially offset by marginally lower volumes in Latin America.
Price/mix had a 4% favorable impact and includes pricing to recover cost inflation in Latin America. Overall sales were therefore 10% higher than the prior period excluding the unfavorable impacts of currency and the pass through of lower raw material costs.
In North America, beverage volumes were 9% higher than the prior period with hot fill container volumes up 19%. There has been strong consumer demand across all beverage segments, particularly in hot fill juices as well as hot fill sports drinks where Amcor also benefited from favorable customer mix. Strong consumer demand reflects higher at home consumption of packaged beverages supported by higher retail sales in multi-pack formats across a range of segments. Growth was also driven by several launches of brand extensions and new health and wellness oriented products in PET containers. Specialty container volumes were also higher than the prior period with continuing growth in certain categories including spirits, personal care and home cleaning.
In Latin America, volumes were marginally lower than the prior period. Month to month volumes remain variable, however trends generally strengthened through the half year. Volumes were higher in Brazil, Central America and Argentina, offset by lower volumes across the rest of the region.
Adjusted EBIT for the first half of $134 million was 10% higher than the prior period in constant currency terms, reflecting positive mix across the business and higher volumes in North America partly offset by increased labor and transportation costs to service higher demand and lower volumes in Latin America.

Other	Half Year Ended December 31,
Adjusted EBIT	2019 $ million	2020 $ million
AMVIG (equity accounted investment, net of tax) (1)	5	3
Corporate expenses	(35)	(48)
Total Other	(30)	(45)
(1) As announced on 24 September 2020, Amcor sold its investment in AMVIG. As a result no further earnings will be recognized in relation to this investment.

Net interest and income tax expense
First half net interest expense was $70 million compared with $99 million in the same period last year, with the decrease primarily driven by lower interest rates on floating rate debt. Offsetting this, first half tax expense (adjusted to exclude amounts related to non-GAAP adjustments) was $145 million compared with $123 million in the same period last year. Adjusted tax expense represents an effective tax rate of 21.5% in the current period.
Cash flow
First half adjusted free cash flow was $276 million. Excluding an unfavorable impact of approximately $50 million related to timing of cash tax payments in the US which were deferred from the fourth quarter of fiscal 2020, free cash flow was higher than the same period last year.
Balance sheet
Net debt was $5,730 million at 31 December 2020. Leverage, measured as net debt divided by adjusted trailing twelve month EBITDA, was 2.9 times, in line with Amcor's expectations.

Fiscal 2021 guidance
For the twelve month period ending 30 June 2021, the Company expects:
•Adjusted constant currency EPS growth of approximately 10 to 14% (previously 7 to 12%), compared with adjusted EPS of 64.2 US cents per share in fiscal 2020.
◦This includes pre-tax synergy benefits associated with the Bemis acquisition of approximately $70 million (previously $50 to $70 million).
◦Assuming current exchange rates prevail for the remainder of the year, it is estimated that currency would have no material impact on reported EPS.
•Adjusted free cash flow of approximately $1.0 to $1.1 billion.
Amcor’s guidance contemplates a range of factors, including the COVID-19 pandemic which creates a higher degree of uncertainty and additional complexity when estimating future financial results. Amcor's business has demonstrated resilience given that it plays an important role in the supply of essential consumer goods. While this is expected to continue, the level of earnings and free cash flow generated across the business could be impacted by COVID-19 related factors such as the extent and nature of any future operational disruptions across the supply chain, government imposed restrictions on consumer mobility and the pace of macroeconomic recovery in key global economies. The ultimate magnitude and duration of the pandemic’s future impact on the business remains uncertain at this time.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Tuesday February 2, 2021 at 5:30pm US Eastern Standard Time / Wednesday February 3, 9.30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID 8641389:
•US & Canada – 866 211 4133
•Australia – 1800 287 011
•United Kingdom – 0800 051 7107
•Singapore – 800 852 6506
•Hong Kong – 800 901 563
From all other countries, the call can be accessed by dialing +1 647 689 6614 (toll).
A replay of the webcast will also be available in the Investors section on www.amcor.com following the call.

About Amcor
Amcor is a global leader in developing and producing responsible packaging for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect their products and the people who rely on them, differentiate brands, and improve supply chains through a range of flexible and rigid packaging, specialty cartons, closures, and services. The company is focused on making packaging that uses less materials, is increasingly recyclable and reusable, and is made with more recycled content. Around 47,000 Amcor people generate $12.5 billion in annual sales from operations that span about 230 locations in 40-plus countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I Facebook I Twitter I YouTube
Contact Information

Investors
Tracey Whitehead	Damien Bird
Global Head of Investor Relations	Vice President Investor Relations
Amcor	Amcor
+61 3 9226 9028	+61 3 9226 9070
tracey.whitehead@amcor.com	damien.bird@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Daniel Yunger
Head of Global Communications
Citadel-MAGNUS	Amcor	Kekst CNC
+61 448 881 174	+41 78 698 69 40	+1 212 521 4879
jstrong@citadelmagnus.com	ernesto.duran@amcor.com	daniel.yunger@kekstcnc.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

Cautionary Statement Regarding Forward-Looking Statements
This document contains certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,”, “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. None of Amcor or any of its respective directors, executive officers or advisors provide any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: the continued financial and operational impacts of the COVID-19 pandemic on Amcor and its customers, suppliers, employees and the geographic markets in which it and its customers operate; fluctuations in consumer demand patterns; the loss of key customers or a reduction in production requirements of key customers; significant competition in the industries and regions in which Amcor operates; failure to realize the anticipated benefits of the acquisition of Bemis Company, Inc. (“Bemis”), and the cost synergies related thereto; failure to successfully integrate Bemis’ business and operations in the expected time frame or at all; integration costs related to the acquisition of Bemis; failure by Amcor to expand its business; the potential loss of intellectual property rights; various risks that could affect our business operations and financial results due to our international operations; price fluctuations or shortages in the availability of raw materials, energy and other inputs; disruptions to production, supply and commercial risks, including counterparty credit risks, which may be exacerbated in times of economic downturn; the possibility of labor disputes; fluctuations in our credit ratings; disruptions to the financial or capital markets; and other risks and uncertainties identified from time to time in Amcor’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including without limitation, those described under Item 1A. “Risk Factors” of Amcor’s annual report on Form 10-K for the fiscal year ended June 30, 2020 and any subsequent quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP financial information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. While not all inclusive, examples of these items include:

•material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations and any other qualifying costs related to the restructuring plan;
•earnings from discontinued operations and any associated profit or loss on sale of businesses or subsidiaries;
•consummated and identifiable divestitures agreed to with certain regulatory agencies as a condition of approval for Amcor’s acquisition of Bemis;
•impairments in goodwill and equity method investments;
•material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees and integration costs;
•material purchase accounting adjustments for inventory;
•amortization of acquired intangible assets from business combinations;
•payments or settlements related to legal claims; and
•impacts from hyperinflation accounting

Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the company’s reporting segments and certain of the measures are used as a component of Amcor’s board of directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor also evaluates performance on a constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current-year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. Constant currency net sales performance also excludes the impact from passing through movements in raw material costs. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort. These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets and certain tax related events. These items are uncertain, depend on various factors and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from February 23, 2021 to February 24, 2021 inclusive.

U.S. GAAP Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended December 31,		Half Year Ended December 31,
($ million)	2019	2020	2019	2020
Net sales	3,043	3,103	6,184	6,200
Cost of sales	(2,426)	(2,452)	(5,020)	(4,895)
Gross profit	617	651	1,164	1,305
Selling, general and administrative expenses	(309)	(308)	(680)	(637)
Research and development expenses	(23)	(23)	(49)	(49)
Restructuring and related expenses	(24)	(23)	(42)	(46)
Other income, net	11	10	20	10
Operating income	272	307	413	583
Interest expense, net	(46)	(33)	(99)	(70)
Other non-operating income (loss), net	4	3	12	6
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	230	277	326	519
Income tax expense	(45)	(55)	(67)	(116)
Equity in income (loss) of affiliated companies, net of tax	3	—	5	19
Income from continuing operations	188	222	264	422
Income (loss) from discontinued operations, net of tax(1)	—	—	(8)	—
Net income	188	222	256	422
Net (income) loss attributable to non-controlling interests	(2)	(3)	(4)	(5)
Net income attributable to Amcor plc	186	219	252	417
USD:EUR FX rate	0.8991	0.8558	0.9013	0.8473

Basic earnings per share attributable to Amcor	0.115	0.140	0.155	0.267
Diluted earnings per share attributable to Amcor	0.115	0.139	0.155	0.265
Weighted average number of shares outstanding – Basic	1,613	1,560	1,618	1,560
Weighted average number of shares outstanding - Diluted	1,615	1,570	1,620	1,568
(1) Represents income/(loss) generated from three former Bemis plants located in the United Kingdom and Ireland from July 1, 2019 to August 8, 2019. Amcor announced the disposal of these assets to Kohlberg & Company on June 25, 2019. This divestment was required by the European Commission at the time of approving Amcor’s acquisition of Bemis on February 11, 2019.

U.S. GAAP Condensed Consolidated Statement of Cash Flows (Unaudited)

	Half Year Ended December 31,
($ million)	2019	2020
Net income	256	422
Depreciation, amortization and impairment	332	287
Changes in operating assets and liabilities	(192)	(253)
Other non-cash items	(54)	(14)
Net cash provided from operating activities	342	442
Purchase of property, plant and equipment and other intangible assets	(207)	(218)
Proceeds from sale of property, plant and equipment and other intangible assets	3	4
Proceeds from divestiture	397	138
Net debt (repayments) proceeds	178	40
Dividends paid	(391)	(374)
Share buy-back	(223)	(75)
Other, including effects of exchange rate on cash and cash equivalents	(27)	55
Net increase in cash and cash equivalents	72	12
Cash and cash equivalents at the beginning of the period	602	743
Cash and cash equivalents at the end of the period	674	755

U.S. GAAP Condensed Consolidated Balance Sheet (Unaudited)

($ million)	June 30, 2020	December 31, 2020
Cash and cash equivalents	743	755
Trade receivables, net	1,616	1,681
Inventories, net	1,832	1,843
Property, plant and equipment, net	3,615	3,767
Goodwill and other intangible assets, net	7,333	7,357
Other assets	1,303	1,315
Total assets	16,442	16,718
Trade payables	2,171	2,093
Short-term debt and current portion of long-term debt	206	53
Long-term debt, less current portion	6,028	6,432
Accruals and other liabilities	3,350	3,292
Shareholders equity	4,687	4,848
Total liabilities and shareholders equity	16,442	16,718

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income and Earnings per share (EPS)

	Half Year Ended December 31, 2019				Half Year Ended December 31, 2020
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)	EBITDA	EBIT	Net Income	EPS (Diluted US cents)
Net income attributable to Amcor	252	252	252	15.5	417	417	417	26.5
Net income attributable to non-controlling interests	4	4			5	5
(Income) loss from discontinued operations	8	8	8	0.5	—	—
Tax expense	67	67			116	116
Interest expense, net	99	99			70	70
Depreciation and amortization	321				287
EBITDA, EBIT, Net income and EPS	751	430	260	16.0	895	608	417	26.5
Material restructuring and related costs	41	41	41	2.5	39	39	39	2.5
Net gain on disposals(1)	—	—	—	—	(9)	(9)	(9)	(0.6)
Material transaction and other costs(2)	101	101	101	6.3	13	13	13	0.8
Material impact of hyperinflation	18	18	18	1.1	11	11	11	0.7
Amortization of acquired intangibles(3)		109	109	6.8		82	82	5.2
Tax effect of above items			(56)	(3.5)			(29)	(1.8)
Adjusted EBITDA, EBIT, Net income and EPS	911	699	473	29.2	948	743	522	33.3
(1) Includes $15 million gain realised upon disposal of AMVIG and losses on disposal of other non-core businesses.
(2) Includes costs associated with the Bemis acquisition. The half year ended December 31, 2019 includes $58 million of acquisition related inventory fair value step-up costs.
(3) The half year ended December 31, 2019 includes $26 million of sales backlog amortization related to the Bemis acquisition.

Reconciliation of adjusted EBIT by reporting segment

	Half Year Ended December 31, 2019				Half Year Ended December 31, 2020
($ million)	Flexibles	Rigid Packaging	Other(1)	Total	Flexibles	Rigid Packaging	Other(1)	Total
Net income attributable to Amcor				252				417
Net income attributable to non-controlling interests				4				5
(Income) loss from discontinued operations				8				—
Tax expense				67				116
Interest expense, net				99				70
EBIT	392	98	(60)	430	534	110	(36)	608
Material restructuring and related costs	32	6	3	41	27	10	2	39
Net gain on disposals(2)	—	—	—	—	6	—	(15)	(9)
Material transaction and other costs(3)	72	2	27	101	7	1	5	13
Material impact of hyperinflation	—	18	—	18	—	11	—	11
Amortization of acquired intangibles(4)	106	3	—	109	79	3	—	82
Adjusted EBIT(5)	602	127	(30)	699	653	134	(45)	743
Adjusted EBIT / sales %	12.4%	9.5%		11.3%	13.5%	9.9%		12.0%
(1) Other includes equity in income (loss) of affiliated companies, net of tax and general corporate expenses.
(2) Includes $15 million gain realised upon disposal of AMVIG and losses on disposal of other non-core businesses.
(3) Includes costs associated with the Bemis acquisition. The half year ended December 31, 2019 includes $58 million of acquisition related inventory fair value step-up costs.
(4) The half year ended December 31, 2019 includes $26 million of sales backlog amortization related to the Bemis acquisition.
(5) During the first quarter of fiscal 2021, the Company reported that it revised the presentation of the reportable segments Adjusted EBIT to include an allocation of certain research and development and selling, general and administrative expenses that management previously reflected in Other. Prior periods have been recast to conform to the new cost allocation methodology.

Reconciliations of adjusted free cash flow

	Half Year Ended December 31,
($ million)	2019	2020
Net cash provided from operating activities	342	442
Purchase of property, plant and equipment and other intangible assets	(207)	(218)
Proceeds from sale of property, plant and equipment and other intangible assets	3	4
Operating cash flow related to divested operations	60	—
Material transaction and integration related costs(1)	112	48
Adjusted free cash flow(2)	310	276
(1) The half year ended December 31, 2020 and 2019 includes cash restructuring and integration costs of approximately $31 million and $45 million respectively.
(2) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.

	Half Year Ended December 31,
($ million)	2019	2020
Adjusted EBITDA	911	948
Interest paid, net	(92)	(65)
Income tax paid(2)	(89)	(168)
Purchase of property, plant and equipment and other intangible assets	(207)	(218)
Proceeds from sale of property, plant and equipment and other intangible assets	3	4
Movement in working capital	(195)	(209)
Other	(21)	(16)
Adjusted free cash flow(1)	310	276
(1) Adjusted free cash flow excludes material transaction related costs because these cash flows are not considered to be directly related to the underlying business.
(2) The half year ended December 31, 2019 excludes tax cash paid of $95 million related to disposal proceeds from divestments which were required by the European Commission and the U.S. Department of Justice at the time of approving Amcor’s acquisition of Bemis.

Reconciliation of net debt

($ million)	June 30, 2020	December 31, 2020
Cash and cash equivalents	(743)	(755)
Short-term debt	195	40
Current portion of long-term debt	11	13
Long-term debt excluding current portion of long-term debt	6,028	6,432
Net debt	5,492	5,730